Exhibit 23.5

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form F-4 of our reports dated March 1, 2011, relating to the consolidated financial statements of Marshall & Ilsley Corporation (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the announcement by Marshall & Ilsley Corporation and Bank of Montreal that they had entered into a definitive agreement under which Bank of Montreal will acquire all outstanding shares of common stock of Marshall & Ilsley Corporation in a stock-for-stock transaction) and the effectiveness of Marshall & Ilsley Corporation’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of Marshall & Ilsley Corporation for the year ended December 31, 2010, and to the reference to us under the heading “Experts” in the proxy statement/prospectus, which is part of this Registration Statement.

/s/ Deloitte & Touche LLP
Milwaukee, Wisconsin
April 5, 2011